Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 1 to Prospectus dated May 24, 2023

Brera Holdings PLC

1,705,000 Class B Ordinary Shares

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to the resale by selling shareholders identified in the Prospectus of up to an aggregate of 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Reports on Form 6-K which were furnished to the Securities and Exchange Commission on May 23, 2023, June 6, 2023, June 12, 2023, June 14, 2023, July 6, 2023, and August 11, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On August 10, 2023, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $1.67.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 11, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Issuance of Press Release

On May 23, 2023, Brera Holdings PLC issued a press release announcing the expansion of its acquisition strategy to include the potential acquisition, management or sponsorship of men’s and women’s teams or clubs engaged in sports activities in addition to association football. No such acquisition target has yet been identified. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
99.1	Press Release dated May 23, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 23, 2023	BRERA HOLDINGS PLC

	By:	/s/ Sergio Carlo Scalpelli
Sergio Carlo Scalpelli
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Issuance of Press Release

On June 6, 2023, Brera Holdings PLC (the “Company”) issued a press release announcing that it had made a strategic investment in Manchester United PLC (NYSE: MANU) (“MANU”), the owner of Manchester United Football Club (“United”), and had begun acquiring shares of MANU through open market purchases. The press release announced that the Company’s investment in MANU shares had exceeded $100,000. The press release also announced that the Company had invited the MANU board of directors to a meeting regarding the Company’s “Social Impact Football” business model and other value-building strategies. In addition, the press release announced that the Company’s Executive Chairman, Daniel McClory, intends to provide updates on the Company’s strategic stake in MANU, including the performance of United and MANU’s pending sale process A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
99.1	Press Release dated June 6, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 6, 2023	BRERA HOLDINGS PLC

	By:	/s/ Sergio Carlo Scalpelli

Sergio Carlo Scalpelli
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Departure of Director and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2023, Sergio Carlo Scalpelli gave written notice to Brera Holdings PLC (the “Company”) confirming his irrevocable resignation, effective as of June 12, 2023, from his positions with the Company as a member of the board of directors (the “Board”) and as Chief Executive Officer. Mr. Scalpelli’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 5, 2023, Amedeo Montonati gave written notice to the Company confirming his irrevocable resignation, effective as of June 12, 2023, from his position as the Company’s Chief Financial Officer. Mr. Montonati’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 9, 2023, the Board appointed Pierre Galoppi as a member of the Board, Chief Executive Officer, and Interim Chief Financial Officer, effective as of 4:00 P.M. Eastern Time on June 12, 2023. Pursuant to a consulting agreement between the Company and Pierre Galoppi, beginning as of June 12, 2023, Mr. Galoppi will be paid an annual salary of $130,000 per year, payable on the first of each month, and will be granted a restricted share award under the Brera Holdings PLC 2022 Equity Incentive Plan of 65,000 Class B Ordinary Shares, vesting equally over three years. Mr. Galoppi will also be eligible to receive a performance bonus at the discretion of the Compensation Committee of the Board.

Mr. Galoppi, age 63, has served as the Managing Director of 1st PMG Capital Corporation, which provides consulting services in the areas of capital markets entry, fundraising, strategic partnerships, mergers and acquisitions and financial services, since February 2007. Through 1st PMG Capital Corporation, Mr. Galoppi has worked with a number of companies in the preparation of U.S. Securities and Exchange Commission registration statements, as well as the filings associated with their public listing requirements. Mr. Galoppi has more than 30 years of experience with strategic business and financial services across a number of industries in the mid-level capital markets segment, including natural resources, aviation, cybersecurity, telecommunications, tourism, and international marketing. Mr. Galoppi’s transactional experience extends to Latin America, the Caribbean, Canada, Europe, and the United States. Mr. Galoppi was born and raised in Rome, Italy, and is a dual citizen of Canada and Italy. Mr. Galoppi is fluent in English, Spanish, Portuguese, Italian, and French. Mr. Galoppi earned a Bachelor of Commerce degree and a Master of Business Administration degree from Concordia University in Montreal, Canada.

There is no arrangement or understanding with any person pursuant to which Mr. Galoppi was appointed as member of the Board. There are no family relationships between Mr. Galoppi and any director or executive officer of the Company. Mr. Galoppi has not been involved in any transaction with the Company since January 1, 2022 that would require disclosure under Item 404(a) of Regulation S-K.

The Company has commenced a search for a permanent Chief Financial Officer.

On June 12, 2023, the Company issued a press release announcing the resignations of Mr. Scalpelli and Mr. Montonati and the appointment of Mr. Galoppi. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
10.1	Consulting Agreement between Brera Holdings PLC and Pierre Galoppi, dated as of June 12, 2023
99.1	Press Release dated June 12, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 12, 2023	BRERA HOLDINGS PLC

	By:	/s/ Daniel Joseph McClory
Daniel Joseph McClory
Executive Chairman

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Entry into a Letter of Intent

On June 8, 2023, Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), entered into an exclusive letter of intent (the “Letter of Intent”) with Selene S.a.s. and Giuseppe Pirola, two shareholders of UYBA Volley S.s.d.a.r.l., an entity organized under the laws of Italy (“UYBA”), relating to the acquisition of UYBA by the Company or Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata) and wholly-owned subsidiary of the Company (“Brera Milano”).

Pursuant to the Letter of Intent, the Company or Brera Milano, Selene S.a.s. and Giuseppe Pirola will enter into a securities purchase agreement and other documents or agreements (the “Definitive Agreements”) that will be consistent with the Letter of Intent and will describe the terms upon which the Company or Brera Milano will acquire from Selene S.a.s. and Giuseppe Pirola a number of shares of the issued and outstanding capital stock or other equity interests of UYBA constituting 51% of the corporate capital of UYBA after such acquisition (the “Shares”). The Company or Brera Milano will pay Selene S.a.s. and Giuseppe Pirola an aggregate of €840,000 on the date that the parties enter into the Definitive Agreements.

Additionally, at the same time as the Definitive Agreements are signed, the Company or Brera Milano shall enter into a shareholders’ agreement that, among other things, obligates the Company or Brera Milano to sign an advertising concession contract with a guaranteed minimum of sponsorships for the next 3 sports seasons for a total amount of €860,000 to be reached in equal parts in each season, and in the event that UYBA’s annual guaranteed minimum is not reached, the Company or Brera Milano will be obliged to contribute the difference within 30 days of the annual verification.

The Letter of Intent stipulates that the execution of the Definitive Agreements and the purchase and sale of the Shares will be no later than June 28, 2023.

The Letter of Intent contains customary covenants including as to due diligence, exclusivity, and expenses.

The Letter of Intent is filed as Exhibit 1.1 to this report on Form 6-K, and this description of the Letter of Intent is qualified in its entirety by reference to such exhibit.

On June 14, 2023, the Company issued a press release announcing the Letter of Intent. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
1.1	Letter of Intent, dated as of June 8, 2023, by and among Brera Holdings PLC, Selene S.a.s. and Giuseppe Pirola
99.1	Press Release dated June 14, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 14, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of July, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Entry into a Material Contract

On July 3, 2023, Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), entered into a preliminary contract (the “Preliminary Contract”) with Selene S.a.s. of Immobiliare Luna S.r.l. (“Selene S.a.s.”) and Giuseppe Pirola, two shareholders of UYBA Volley S.s.d.a.r.l., an entity organized under the laws of Italy (“UYBA”), relating to the acquisition of UYBA by the Company.

Pursuant to the Preliminary Contract, the Company, Selene S.a.s. and Giuseppe Pirola will enter into a final contract (the “Final Contract”) on July 28, 2023 (the “Execution Date”), pursuant to which the Company will acquire from Selene S.a.s. and Giuseppe Pirola shares of UYBA with a total nominal value of €840,500, equal to 51% of UYBA’s share capital (the “Shares”) in exchange for €390,500 to Selene S.a.s. and €450,000 to Giuseppe Pirola payable on the Execution Date.

Additionally, on the Execution Date, (i) the shareholders’ agreement and business plan, Annex 2 and Annex 3 of the Preliminary Contract, respectively, that, among other things, obligates the Company to contribute a guaranteed minimum of sponsorships for the next 3 sports seasons for a total amount of €860,000, and in the event that UYBA’s annual guaranteed minimum is not reached, the Company will be obliged to contribute the difference within 30 days of the annual verification, will become effective, (ii) Giuseppe Pirola and Gianluigi Vigano will be appointed as managing directors of UYBA, giving them the powers as stated in Annex 4 and Annex 5 of the Preliminary Contract, respectively, and (iii) Selene S.a.s. and Giuseppe Pirola will immediately deposit the aggregate amount of €840,500 received from the sale of the Shares into UYBA’s bank account in the form of a shareholders loan to UYBA which shall have a waiver of repayment.

The Preliminary Contract stipulates that the UYBA board of directors shall be composed of 11 members until the approval of the June 30, 2026 financial statements: (i) Giuseppe Pirola, as Chairman of the board of directors, (ii) Pierre Galoppi, Adrio De Carolis, Alessandro Alcotti, Cristiano Zatta, Michele Lo Nero and Gianluigi Vigano as directors appointed by the Company and (iii) Andrea Saini, Marco Quarantotto, Simone Facchinetti and Salvatore Insinga as directors appointed by UYBA shareholders other than the Company, Giuseppe Pirola and Selene S.a.s.

The Preliminary Contract contains customary covenants including as to due diligence and representations and warranties of the parties and UYBA.

The Preliminary Contract is filed as Exhibit 1.1 to this report on Form 6-K, and this description of the Preliminary Contract is qualified in its entirety by reference to such exhibit.

On July 5, 2023, the Company issued a press release announcing the Preliminary Contract. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
1.1	Preliminary Contract for the Sale of UYBA Volley Shares, dated as of July 3, 2023, by and among Brera Holdings PLC, Selene S.a.s. of Immobiliare Luna S.r.l. and Giuseppe Pirola
99.1	Press Release dated July 5, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 6, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2023.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Issuance of Press Release

On August 9, 2023, Brera Holdings PLC (the “Company”) issued a press release announcing that its subsidiary, Brera Milano S.r.l. (“Brera Milano”), had appointed Gianluigi Viganò as its Chief Executive Officer effective as of July 2023. Mr. Viganò has more than 30 years of experience in the marketing, media, and publishing sectors and with coordinating commercial networks, and has contributed to the creation and consolidation of over 60 companies. Since July 2023, Mr. Viganò has also served as a director of the Italian Serie A1 women’s professional volleyball team UYBA Volley S.s.d.a.r.l. (“UYBA” or “UYBA Volley”), which is a subsidiary of the Company based in Busto Arsizio, Italy. A copy of this press release is attached hereto as Exhibit 99.1.

Exhibit No.	Description
99.1	Press Release dated August 9, 2023

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 11, 2023	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

2